Legacy Announces Year End and Fourth Quarter 2006 Results
MIDLAND, Texas, Mar 20, 2007 (PrimeNewswire via COMTEX News Network) — Legacy Reserves LP (“Legacy”) (NASDAQ:LGCY), today announced preliminary, unaudited annual and fourth quarter results for 2006.
Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, “We are excited to have had a successful IPO in early January 2007 that enabled us to repay all of our outstanding debt which makes the full borrowing capacity of $130 million available for working capital and potential acquisitions. We have been active since the IPO executing our development program, completing five wells since the beginning of the year with two rigs now running. In addition, we continue to evaluate potential acquisitions.”
Summary of Year End and Fourth Quarter 2006 Results
This unaudited financial information is preliminary and is subject to adjustments in connection with the final audited financial statements to be released on or about March 28, 2007 within Legacy’s Annual Report on Form 10-K. Legacy was formed in October 2005 to own and operate the oil and gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006. Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations from these acquired assets are excluded from the first 73 days of the 2006 annual reporting period. On January 18, 2007, Legacy closed its initial public offering of 6,900,000 units.
Net income for the year ended December 31, 2006 totaled $4.8 million, or $0.29 basic and diluted earnings per unit, while a loss of $1.9 million, or ($0.10) basic and diluted earnings per unit, was recorded for the quarter ended December 31, 2006. Results were negatively impacted by impairment charges of $16.1 million and $7.5 million, respectively, related to the decrease in oil and natural gas prices. Impairment expense is a non-cash charge to earnings which does not affect our ability to make our expected cash distributions. Net income for both the year and quarter ended December 31, 2006 was favorably impacted by $10.0 million and $2.3 million, respectively, of unrealized gains on our oil and natural gas swaps, as the fair value of our future derivative instruments was marked to market.
Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus interest expense; depletion, depreciation, amortization and accretion; impairment of long-lived assets; (gain) loss on sale of partnership investment; (gain) loss on sale of assets; equity in (income) loss of partnerships; and unrealized (gain) loss on oil and natural gas swaps. Adjusted EBITDA totaled $36.0 million and $11.3 million for the year and quarter ended December 31, 2006, respectively. (See “Non-GAAP Financial Measures” and the associated tables for a discussion of management’s use of Adjusted EBITDA in this release.)

Financial and Operating Results:
Production
     Net oil and natural gas production averaged 3,058 Boe per day for the year ended December 31, 2006, which increased to an average of 3,625 Boe per day in the quarter ended December 31, 2006. Legacy’s increased production has resulted primarily from its acquisition of oil and natural gas properties in the third quarter of 2006 and from new wells drilled and completed in the third and fourth quarters of 2006 as part of its 2006 capital program.
Revenues and Realized Prices
For the year ended December 31, 2006 oil and natural gas sales were $59.8 million. Revenues, including realized and unrealized gains on our oil and natural gas swaps of $9.7 million, totaled $69.5 million. Realized losses on oil and natural gas swaps totaled $0.3 million, which included a $4.0 million payment to terminate oil swaps, a form of hedges, for the calendar periods of 2007 and 2008. Legacy simultaneously re-entered into oil swaps at the higher prevailing market swap prices for the same volumes and periods.
Realized oil prices, excluding hedge settlements, were $60.55 and $55.33 per barrel for the year and quarter ended December 31, 2006, respectively. Realized natural gas prices were $6.57 and $6.03 per Mcf excluding hedging settlements, respectively. Including the effects of realized gains on our oil swaps (including the $4.0 million swap termination payment), realized oil prices were $51.65 and $56.32 per barrel for the year and quarter ended December 31, 2006, respectively. Including the effects of realized gains on our natural gas swaps, realized natural gas prices were $9.48 and $8.84 per Mcf for the year and quarter ended December 31, 2006, respectively. Hedges, all of which are in the form of swaps, covered approximately 89% of Legacy’s production at a weighted average NYMEX price of $63.64 per Boe. Legacy’s realized prices are less than NYMEX due to quality and location differentials. The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.
Production Costs
Production costs totaled $15.9 million ($14.28 per Boe) and $5.8 million ($17.33 per Boe) for the year and quarter ended December 31, 2006, respectively. The increase in production costs per Boe is consistent with industry-wide costs increases, particularly those related to oil operations that require lifting produced oil and water or involve enhanced recovery processes.

Depletion, Depreciation and Amortization (DD&A)
DD&A expense for the year ended December 31, 2006 totaled $18.4 million, or $16.48 per Boe, while DD&A expense was $5.7 million, or $17.07 per Boe for the quarter ended December 31, 2006. Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.
Impairment
We incurred impairment expense related to our oil and natural gas properties of $16.1 million for the year ended December 31, 2006, of which $7.5 million occurred in the quarter ended December 31, 2006. Impairment expense is a non-cash charge to earnings which does not affect our ability to make our expected cash distributions. The impairment expense reflects the downward movement in oil prices from $73.92 per barrel at June 30, 2006 to $61.05 per barrel at December 31, 2006 and natural gas prices from $6.06 per MMBtu at June 30, 2006 to $5.62 per MMBtu at September 30, 2006.
General and Administrative Expenses (G&A)
G&A expenses for the year ended December 31, 2006 totaled $3.7 million ($3.31 per Boe), and the quarter ended December 31, 2006 totaled $0.4 million ($1.28 per Boe). When compared to the quarter ended December 31, 2006, we expect accounting, legal and professional fees to be higher in the quarter ending March 31, 2007 due to the 2006 tax return preparation and financial audit processes.
Reserves
Total proved reserves attributable to the properties contributed to Legacy and acquired by Legacy were 18.8 million Boe as of December 31, 2006. The standardized measure of discounted cash flows was $240.6 million as of December 31, 2006 based on year-end 2006 NYMEX prices of $61.05 per barrel of oil (WTI) and $6.30 per MMBtu of natural gas (Henry Hub).
Oil and Natural Gas Derivative Instruments
We have entered into the following fixed price swaps for oil and natural gas to help hedge the risk of changing commodity prices. As of March 19, 2007, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub natural gas prices as summarized below:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
2007	671,637	$67.62	$64.15 - $75.70
2008	618,689	$67.11	$62.25 - $73.45
2009	571,453	$64.46	$61.05 - $71.40
2010	526,685	$62.49	$60.15 - $66.70

	Annual	Average	Price
Calendar Year	Volumes (Mcf)	Price per Mcf	Range per Mcf
2007	1,558,504	$9.56	$9.02 - $11.83
2008	1,422,732	$8.61	$7.98 - $10.58
2009	1,316,354	$8.38	$7.77 - $10.18
2010	1,218,899	$7.99	$7.37 - $9.73
Location and quality differentials attributable to Legacy properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement price and the actual NYMEX oil and natural gas prices.
We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our natural gas sales follow Waha more closely than NYMEX. The basis swaps thereby provide a better match between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place through December 31, 2010:

	Annual	Basis
Calendar Year	Volumes (Mcf)	Range per Mcf
2007	1,560,000	$(0.88)
2008	1,422,000	$(0.84)
2009	1,320,000	$(0.68)
2010	1,200,000	$(0.57)
Annual Report on Form 10-K
The consolidated financial statements and related footnotes will be available on our 2006 Form 10-K, which will be filed on or before March 28, 2007.
Conference Call
As announced on March 16, 2007, Legacy Reserves LP will host an investor conference call to discuss Legacy’s results today at 4:00 p.m. (Central Time). Investors may access the conference call by dialing 800-263-8506. For those who cannot listen to the live broadcast, a replay of the call will be available through Tuesday, March 27, by dialing 719-457-0820 or 888-203-1112 and entering code 2453191, or by going to the Investor Relations tab of Legacy’s website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.
About Legacy Reserves LP
We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.
Cautionary Statement Relevant to Forward-Looking Information
This press release contains forward-looking statements relating to Legacy’s operations that are based on management’s current expectations, estimates and projections about its operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimated,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the factors contained in these forward-looking statements are uncertainties as to the actual amount and timing of Legacy’s transition costs from a private entity to a publicly held MLP. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading “Risk Factors” in our Prospectus filed pursuant to Rule 424(b)(4) on January 11, 2007 (File No. 333-138637).

LEGACY RESERVES LP
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended	Year Ended (a)
	December 31, 2006
Revenues:
Oil sales	$12,907,172	$45,351,122
Natural gas sales	3,624,000	14,446,193
Realized and unrealized gain on oil and natural gas swaps	4,184,821	9,718,374

Total revenues	20,715,993	69,515,689

Expenses:
Oil and natural gas production	5,778,389	15,938,276
Production and other taxes	1,035,401	3,745,793
General and administrative	425,855	3,691,018
Depletion, depreciation, amortization and accretion	5,692,948	18,394,674
Impairment of long-lived assets	7,540,441	16,113,300
Loss on sale of assets	42,370	42,370

Total expenses	20,515,404	57,925,431

Operating income	200,589	11,590,258

Other income (expense):
Interest income	36,053	129,712
Interest expense	(2,133,042)	(6,644,721)
Equity in loss of partnerships	—	(317,788)
Other	14,418	29,328

Net income (loss)	$(1,881,982)	$4,786,789

Earnings (loss) per unit — basic and diluted	$(0.10)	$0.29

Units used in computing earnings per unit Basic and diluted	18,391,573	16,567,287

(a)	Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations of these acquired assets are excluded from the first 73 days of the year ended December 31, 2006. Further, Legacy purchased oil and natural gas properties in the South Justis (June 29, 2006) , Farmer Field (June 29, 2006) and Kinder Morgan (July 31, 2006) acquisitions. Consequently, the operations of these acquired properties are only included for the period from the closing dates of such acquisitions through December 31, 2006.

LEGACY RESERVES LP
CONSOLIDATED BALANCE SHEET (UNAUDITED)

December 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$1,061,852
Accounts receivable, net:
Oil and natural gas	7,599,915
Joint interest owners	4,345,334
Affiliated entities and other	21,336
Fair value of oil and natural gas swaps	5,245,393
Prepaid expenses and other current assets	90,609

Total current assets	18,364,439

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, using the successful efforts method of accounting	289,518,708
Unproved properties	68,275
Accumulated depletion, depreciation and amortization	(42,006,485)

247,580,498

Other property and equipment, net	303,750
Operating rights, net	6,721,358
Other assets, net	541,743

$273,511,788

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,931,627
Accrued oil and natural gas liabilities	5,881,612
Asset retirement obligation	553,579
Other	1,466,693

Total current liabilities	10,833,511

Long-term debt	115,800,000
Fair value of oil and natural gas swaps	1,719,953
Asset retirement obligation	5,939,201

Total liabilities	134,292,665

Commitments and contingencies

Unitholders’ equity:
Limited partners’ equity - 18,395,232 units issued and outstanding at December 31, 2006	139,083,032
General partner’s equity	136,091

Total unitholders’ equity	139,219,123

$273,511,788

OPERATIONAL DATA (UNAUDITED)

	Three Months
	Ended	Year Ended (a)
	December 31,2006
Revenues:
Oil sales	$12,907,172	$45,351,122
Natural gas sales	3,624,000	14,446,193
Realized gain (loss) on oil swaps	231,078	(6,666,755)
Realized gain on natural gas swaps	1,688,765	6,404,533
Unrealized gain on oil swaps	2,996,183	4,338,459
Unrealized gain (loss) on natural gas swaps	(731,205)	5,642,137

Total revenue	$20,715,993	$69,515,689

Expenses:
Oil and natural gas production expenses	$5,778,389	$15,938,276
Production and other taxes	$1,035,401	$3,745,793
General and administrative expenses	$425,855	$3,691,018
Depletion, depreciation, amortization and accretion expense	$5,692,948	$18,394,674

Production:
Oil — barrels	233,275	749,332
Natural gas — Mcf	601,153	2,200,062
Total (BOE)	333,467	1,116,009
Average daily production (BOE per day)	3,625	3,058

Average sales price per unit (including effects of hedging):
Oil price per barrel	$69.16	$57.44
Natural gas price per Mcf	$7.62	$12.04
Combined (per BOE)	$62.12	$62.29

Average sales price per unit (including effects of realized hedges):
Oil price per barrel	$56.32	$51.65
Natural gas price per Mcf	$8.84	$9.48
Combined (per BOE)	$55.33	$53.35

Average sales price per unit (excluding effects of hedging):
Oil price per barrel	$55.33	$60.55
Natural gas price per Mcf	$6.03	$6.57
Combined (per BOE)	$49.57	$53.58

Average unit costs per BOE:
Production costs, excluding production and other taxes	$17.33	$14.28
Production and other taxes	$3.10	$3.36
General and administrative	$1.28	$3.31
Depletion, depreciation, amortization and accretion	$17.07	$16.48

(a)	Inasmuch as certain assets owned by the Founding Investors were acquired by Legacy on March 15, 2006, the results of operations of these acquired assets are excluded from the first 73 days of the year ended December 31, 2006. Further, Legacy purchased oil and natural gas properties in the South Justis (June 29, 2006) , Farmer Field (June 29, 2006) and Kinder Morgan (July 31, 2006) acquisitions. Consequently, the operations of these acquired properties are only included for the period from the closing dates of such acquisitions through December 31, 2006.

Non-GAAP Financial Measures
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing Legacy’s financial results with investors and analysts and they are also available on Legacy’s website under the Investor Relations tab.
Among the non-GAAP financial measures used are “Adjusted EBITDA.” This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.
Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of Legacy’s business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA for the year ended December 31, 2006 was negatively impacted by the effect of approximately $4.0 million of derivative premiums to cancel and reset 2007 oil swaps from $60.00 per barrel to $65.82 per barrel for 372,000 barrels and 2008 oil swaps from $60.50 per barrel to $66.44 per barrel for 348,000 barrels.
The following table presents a reconciliation of Legacy’s consolidated net income (loss) to Adjusted EBITDA:

	Three months
	ended	Year ended
	December 31, 2006
	($ in 000’s)
Reconciliation of consolidated net income to Adjusted EBITDA:
Net income (loss)	$(1,882)	$4,787
Plus:
Interest expense	2,133	6,645
Depletion, depreciation, amortization and accretion	5,693	18,395
Impairment of long-lived assets	7,540	16,113
Loss on sale of assets	42	42
Unrealized gain on oil and natural gas swaps	(2,265)	(9,981)

Adjusted EBITDA	$11,261	$36,001

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-682-2516
President and Chief Financial Officer
Source: Legacy Reserves LP